Hugoton Royalty Trust

HUGOTON ROYALTY TRUST DECLARES NO APRIL CASH DISTRIBUTION; ADDRESSES TRUST LIQUIDITY CONCERNS; ANNOUNCES DISMISSAL OF AUDIT FIRM

Dallas, Texas, April 20, 2026 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (the “Trust”) (OTCQB: HGTXU) announced today there would not be a cash distribution to the holders of its units of beneficial interest for April 2026 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The Trust’s cash reserve was reduced by $97,000 for the payment of Trust expenses. To the extent net profits income is received in future months, the Trustee anticipates replenishing the cash reserve prior to declaring any future distributions to unitholders. Replenishment of the cash reserve may include any increase in the cash reserve total, as determined by the Trustee. Based on the current excess costs, the Trustee does not foresee any distributions in the near term.

Trust Liquidity

As previously disclosed, accumulated excess costs for the Kansas, Oklahoma, and Wyoming conveyances have resulted in insufficient net proceeds to the Trust which have resulted in no unitholder distributions since July 2023, and a reduction in the Trust’s expense reserve. These conditions raise substantial doubt about the Trust’s ability to continue as a going concern as the Trust does not have sufficient cash to meet its obligations during the one-year period after the dates that the year-end financial statements are issued. Factors attributable to the cash shortage are primarily lower oil and natural gas prices, development costs, the two advance distributions totaling $1,000,000, and the previously disclosed excess cost positions on the Kansas, Oklahoma, and Wyoming Conveyances.

The Trustee has curtailed spending as much as possible by deferring or eliminating unnecessary expenses, including the Trustee fee, which has been deferred since April 2024. This does not mitigate the fact that there are dwindling funds, and the Trust may have to take drastic measures to continue to exist. The Trustee has sought sources of financing but currently believes that financing in an amount sufficient to satisfy the Trust’s long-term liquidity needs is unlikely to be a viable option for the Trust moving forward. As a result, the Trustee has reviewed and intends to continue to review options for the Trust, which may include alternatives to continuing as a going concern, such as seeking to terminate the Trust or marketing the Trust’s interest (which are net profits interests burdened by excess costs) for a potential sale. The Trustee has reached out to potential third parties regarding interest in the Trust’s assets, but no interest resulted from such discussions. As a result, the Trustee believes that a potential sale of the Trust’s assets may be unlikely in the near term, however it will continue to consider any and all viable options. Even if a sale of the Trust assets was to occur, there is no assurance that the proceeds would result in funds to distribute to unitholders after all financial obligations of the Trust are met. Any material sale of assets and/or termination of the Trust requires unitholder approval by at least 80 percent of all outstanding units.

Hugoton Royalty Trust

Dismissal of Audit Firm

As previously reported in the Trust’s annual report on Form 10-K for the year ended December 31, 2025, the Trust had substantial doubt about its ability to continue as a going concern and anticipated its cash reserve to be depleted in the second quarter of 2026, after which it would have no funds with which to continue to make filings with the Securities and Exchange Commission (“SEC”). As a result, the Trust does not anticipate being able to engage an independent audit firm to review and audit the Trust’s financial statements and disclosures in quarterly reports on Forms 10-Q or the annual report on Form 10-K for the year ended December 31, 2026. As reported in the Trust’s Form 8-K filed with the SEC on April 17, 2026, the Trust dismissed Grant Thornton LLP, its independent registered public accounting firm on April 16, 2026.

If the Trust is not able to continue to make SEC filings, provide reporting to unitholders, or provide audited financial statements or third-party reserve reports, the unitholders and potential investors may have limited or no information on which to base investment decisions, which could have a negative impact on the market price for the Trust units and could result in removal of Trust units from the OTCQB. If the Trust is unable to continue as a going concern, unitholders could incur significant losses on their investment in the Trust or lose their entire investment in the Trust altogether.

The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in January.

	Underlying Sales
	Volumes (a)		Average Price
	Gas (Mcf)	Oil (Bbls)	Gas (Mcf)	Oil (Bbls)

Current Month Dist	707,000	14,000	$4.94	$56.66

Prior Month Dist	781,000	32,000	$4.91	$58.70

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Mach Natural Resources (“Mach”) has advised the Trustee that development costs in the amount of $3,600,000, production expense of $1,869,000 and overhead of $921,000 in determining the royalty calculation for the Trust for the current month.

Expenses on New Non-Operated Wells

Mach has advised the Trustee that expenses in the amount of approximately $3,588,000 (approximately $2,870,000 net to the Trust) associated with the two non-operated wells that were recently drilled in Major County, Oklahoma, were charged to the Trust for the current month. Costs associated with the well that the Trust was

Hugoton Royalty Trust

credited with first production revenue in the prior month were $1,843,000 ($1,474,000 net to the Trust) and costs associated with the second well drilled were $1,745,000 ($1,396,000 net to the Trust).

Excess Costs

Mach has advised the Trustee that excess costs increased by $70,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests total $3,181,000 including accrued interest of $333,000.

Mach has advised the Trustee that excess costs increased by $3,354,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $15,409,000, including accrued interest of $1,057,000.

Mach has advised the Trustee that $63,000 in excess costs was recovered on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $11,305,000, including accrued interest of $1,324,000.

Cumulative excess costs balances above do not include advance distributions made to the Trust by XTO Energy totaling $1,000,000 (net to the Trust), that can be treated as a production cost, except that the advances can be recouped, together with interest, from what would otherwise be distributable net profits under any of the three conveyances; provided, however that Mach shall only be entitled to withhold distributions of net proceeds as recoupment to the extent that such recoupment does not leave the Trust with less than $250,000 of available cash.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, future net profits (if any), recoupment of excess costs, ability to make future filings with the Securities and Exchange Commission and continued listing on the OTCQB could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust's Annual Report on Form 10-K for the year ended December 31, 2025.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839